Exhibit 99.1

OSHKOSH CORPORATION

FOR IMMEDIATE RELEASE

For more information, contact:

Financial:	Patrick Davidson
Vice President, Investor Relations
920.966.5939

Media:	John Daggett
Director of Communications
920.233.9247

OSHKOSH CORPORATION REPORTS RECORD RESULTS FOR FISCAL 2010 SECOND QUARTER

Reports Second Quarter EPS of $3.22 Compared to
Prior Year Loss, Excluding Impairment Charges, of $0.20(1)

Revenue Increases 131.5 Percent to $2.86 Billion

Reduced Long-Term Debt by $239 Million

OSHKOSH, WI — (April 29, 2010) — Oshkosh Corporation (NYSE: OSK), a leading manufacturer of specialty vehicles and vehicle bodies, today reported fiscal 2010 second quarter net sales of $2.86 billion and net income of $292.6 million, or $3.22 per share.  This compares with net sales of $1.24 billion and a loss from continuing operations of $0.20 per share, excluding non-cash intangible asset impairment charges related to goodwill and other long-lived assets in the prior year second quarter.  Including pre-tax, non-cash impairment charges of $1.19 billion ($15.66 per share, net of taxes), the Company reported a loss from continuing operations of $1.18 billion, or $15.86 per share, for the second quarter of the prior year.

“We delivered record results in the second quarter of fiscal 2010 as our defense segment performed exceptionally well driven by continued strong deliveries of M-ATVs for our warfighters in Afghanistan,” said Robert G. Bohn, Oshkosh Corporation chairman and chief executive officer.  “During the quarter, we also received notice that our contract award to supply the U.S. Army with its requirements for the Family of Medium Tactical Vehicles was upheld.  Despite delays caused by the protest of the award, we expect to start production for the program according to the original contract schedule later this calendar year.

“We continued to improve our balance sheet during the quarter by paying down $239 million of debt and extending out our debt maturities by completing the issuance of $500 million

(1) Further information regarding operating results including impairment charges and related reconciliations of these non-GAAP financial measures to the most comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this press release, which should be thoroughly reviewed.

-more-

of senior notes that mature in 2017 and 2020.  We used the net proceeds of $489.2 million from the senior notes to repay debt that was scheduled to mature in December 2013.

“We expect fiscal 2010 to be a record year for Oshkosh in terms of sales and earnings, driven by strength in our defense segment while most of our non-defense businesses continue to face soft markets.  We continue to invest in lean initiatives to mitigate the effects of the soft markets and streamline operations for fiscal 2011 when we believe these markets will be stronger,” added Bohn.

The Company reported that consolidated net sales in the second quarter of fiscal 2010 more than doubled compared with the prior year second quarter largely due to $1.63 billion of sales under the M-ATV contract, including related aftermarket parts & service sales.

Operating income increased to $494.3 million, or 17.3 percent of sales, for the second quarter of fiscal 2010 compared with operating income, excluding impairment charges(1), of $25.6 million, or 2.1 percent of sales, in the prior year second quarter.  Significantly improved defense segment performance, combined with improved access equipment segment performance, led to the increase in operating income.  Both the defense and access equipment segments benefited from high volume M-ATV production.  In addition, the access equipment segment benefited from improved results in its base business in the second quarter of fiscal 2010 as compared with the prior year quarter.  Including impairment charges, the Company reported an operating loss of $1.16 billion in the prior year second quarter.

Factors affecting second quarter results for the Company’s business segments included:

Defense — Defense segment sales increased $1.68 billion, or 284.6 percent, to $2.27 billion for the second quarter of fiscal 2010 compared with the prior year second quarter.  The increase in sales compared to the prior year quarter was due to the high rate production of M-ATV units and related aftermarket parts & service under a contract that began in the fourth quarter of fiscal 2009.  Combined vehicle and parts & service sales related to the M-ATV program totaled approximately $1.63 billion in the second quarter of fiscal 2010.

Operating income in the second quarter increased more than 500 percent to $452.8 million, or 19.9 percent of sales, compared with prior year second quarter operating income of $75.0 million, or 12.7 percent of sales.  The increase in operating income as a percent of sales reflected a combination of higher M-ATV related volume, lower material costs and an improved parts & service mix.

Access Equipment — Access equipment segment sales to external customers increased 1.5 percent to $252.9 million for the second quarter of fiscal 2010 compared with the prior year second quarter.  The slight increase was primarily related to fluctuations in foreign currency exchange rates as relatively strong demand in South America and the Pacific Rim, including Australia, was more than offset by continued weakness in North America and Europe, Africa and the Middle East due to weak construction markets and tight credit.  Second quarter fiscal 2010 access equipment segment sales also included $737.2 million of intersegment M-ATV related sales to the defense segment as the Company continued to leverage underutilized facilities in the access equipment segment and call back idled employees to meet defense production requirements.  In total, segment sales increased 297.3 percent to $990.1 million for the second quarter of fiscal 2010 compared with the prior year quarter.

The access equipment segment reported operating income of $46.1 million, or 4.7 percent of sales, for the second quarter of fiscal 2010 compared with an operating loss, excluding impairment charges(1), of $49.1 million, or 19.7 percent of sales, in the prior year quarter.  Operating results benefited from the recognition of intersegment M-ATV sales at high single-digit margins.  Operating results for the access equipment segment also benefited from lower material costs, fewer customer trade-ins and favorable foreign currency exchange rates.

Fire & Emergency — Fire & emergency segment sales for the second quarter of fiscal 2010 decreased 17.2 percent to $234.2 million compared with the prior year quarter.  The decrease in sales reflected lower shipments across most of the segment, due to softer demand attributable to declining municipal budgets in the U.S., a weak U.S. economy and continued weak demand for mobile medical equipment in an uncertain health care environment.

Operating income decreased 24.7 percent in the second quarter of fiscal 2010 to $19.0 million, or 8.1 percent of sales, compared with the prior year quarter operating income, excluding impairment charges(1), of $25.3 million, or 9.0 percent of sales.  The decrease in operating income during the second quarter was primarily the result of the lower volume.  Including impairment charges, the fire & emergency segment reported an operating loss of $86.1 million in the second quarter of the prior year.

Commercial — Commercial segment sales increased 3.7 percent to $145.9 million in the second quarter of fiscal 2010 compared with the prior year quarter.  The increase in sales was due to increased intersegment production of heavy tactical vehicle components for the defense segment.  An increase in sales of concrete placement products of 14 percent as compared to the prior year quarter as a result of international growth was offset by an almost 10 percent decrease in domestic refuse collection vehicle (RCV) sales.  The prior year second quarter RCV sales benefited from the timing of deliveries to large waste haulers.

Operating income increased to $1.4 million in the second quarter of fiscal 2010, or 1.0 percent of sales, compared with an operating loss, excluding impairment charges(1), of $5.9 million, or 4.3 percent of sales, in the prior year quarter.  The increase in operating results primarily resulted from the profit on intersegment manufacturing activities and the benefits of cost reductions implemented in fiscal 2009.

Corporate — Corporate operating expenses increased $3.9 million to $23.8 million for the second quarter of fiscal 2010 compared with the prior year quarter.  The increase was the result of higher incentive compensation, including higher share-based compensation expense.

Intersegment Eliminations — Intersegment eliminations of $1.2 million in the quarter resulted from profit on intersegment sales between segments (largely M-ATV related sales between access equipment and defense) where the related inventory sold from one segment to another has not yet been sold to a third party customer.

Interest Expense Net of Interest Income — Interest expense net of interest income increased $4.5 million to $45.2 million in the second quarter of fiscal 2010 compared with the prior year quarter as the Company expensed deferred financing expenses of $5.3 million associated with the prepayment of debt.  Higher interest rates associated with the March 2009 amendment of the Company’s credit agreement were more than offset by the effects of lower borrowings as average debt outstanding decreased from $2.61 billion during the second quarter of fiscal 2009 to $1.74 billion during the second quarter of fiscal 2010.  In addition to debt reduction as a result of strong cash flow generation during the past twelve months, the Company completed a common stock offering early in the fourth quarter of fiscal 2009, which provided $358 million of net proceeds that the Company applied to reduce outstanding debt.

Provision for Income Taxes — The Company recorded income tax expense of $157.4 million in the second quarter of fiscal 2010, or 35.0 percent of pre-tax income from continuing operations.  Excluding the impact of the largely non-deductible impairment charges, the Company recorded a tax benefit in the second quarter of fiscal 2009 of $3.8 million on a pre-tax loss of $14.5 million.  The tax benefit was lower than the statutory rate as tax expense was impacted by a $5.8 million reversal of a portion of a European tax incentive.

Discontinued Operations

In July 2009, the Company sold its ownership in Geesink Group B.V., Geesink Norba Limited and Norba A. B. (collectively, the Geesink Norba Group). The Geesink Norba Group, the Company’s former European RCV manufacturer, was included in the Company’s commercial segment.  In October 2009, the Company sold its 75 percent ownership in BAI Brescia Antincendi International S.r.l. (BAI).  BAI, the Company’s former European fire apparatus manufacturer, was included in the Company’s fire & emergency segment.  The historical results of operations of these businesses have been presented as discontinued operations, net of tax, in the Condensed Consolidated Statements of Operations for all periods.

Six-month Results

Excluding impairment charges(1), the Company reported earnings from continuing operations of $5.33 per share for the first six months of fiscal 2010 on sales of $5.30 billion and income from continuing operations of $483.8 million, compared with a loss of $0.36 per share for the first six months of fiscal 2009 on sales of $2.57 billion and a loss from continuing operations of $26.3 million.  Including impairment charges, the Company reported earnings from continuing operations of $5.12 per share on income from continuing operations of $465.1 million for the first six months of fiscal 2010 as compared to a loss from continuing operations of $1.19 billion, or $16.02 per share, for the first six months of the prior year.  The increase in sales and income from continuing operations were primarily due to sales of M-ATV units and related aftermarket parts & service.  Combined vehicle and parts & service sales related to the M-ATV program totaled approximately $2.74 billion in the first six months of fiscal 2010.

Conference Call

The Company will comment on second quarter earnings during a conference call at 9:00 a.m. EDT this morning. Viewer-controlled slides for the call will be available on the Company’s website beginning at 8:00 a.m. EDT this morning.  The call will be webcast simultaneously over the Internet.  To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the broadcast.  An audio replay of the call and related question and answer session will be available for 12 months at this website.

About Oshkosh Corporation

Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, commercial, fire & emergency and military vehicles and vehicle bodies.  Oshkosh Corporation manufactures, distributes and services products under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Medtec®, Jerr-Dan®, Oshkosh Specialty Vehicles, Frontline™, SMIT™, CON-E-CO®, London® and IMT®.  Oshkosh products are valued worldwide in businesses where high quality, superior performance, rugged reliability and long-term value are paramount.  For more information, log on to www.oshkoshcorporation.com.

®, TM All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP) in the United States of America.  The Company is presenting various operating results, such as operating income (loss), income (loss) from continuing operations and earnings (loss) per share from continuing operations on both a reported basis and on a basis excluding impairment charges that affect comparability of operating results.  When the Company uses operating results, such as operating income (loss), income (loss) from continuing operations and earnings (loss) per share from continuing operations, excluding impairment charges, they are considered non-GAAP financial measures.  The Company believes excluding the impact of non-cash intangible asset impairment charges is useful to investors to allow a more accurate comparison of the Company’s operating performance.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP.  The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures for the three and six months ended March 31 (in millions, except per share amounts):

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2010	2009	2010	2009

Non-GAAP access equipment segment operating income (loss)	$46.1	$(49.1)	$59.6	$(96.2)
Intangible asset impairment charges	—	(892.5)	—	(892.5)
GAAP access equipment segment operating income (loss)	$46.1	$(941.6)	$59.6	$(988.7)

Non-GAAP fire & emergency segment operating income	$19.0	$25.3	$40.1	$44.6
Intangible asset impairment charges	—	(111.4)	(23.3)	(111.4)
GAAP fire & emergency segment operating income (loss)	$19.0	$(86.1)	$16.8	$(66.8)

Non-GAAP commercial segment operating income (loss)	$1.4	$(5.9)	$4.5	$(5.3)
Intangible asset impairment charges	—	(184.3)	—	(184.3)
GAAP commercial segment operating income (loss)	$1.4	$(190.2)	$4.5	$(189.6)

Non-GAAP operating income	$494.3	$25.6	$843.3	$51.2
Intangible asset impairment charges	—	(1,188.2)	(23.3)	(1,188.2)
GAAP operating income (loss)	$494.3	$(1,162.6)	$820.0	$(1,137.0)

Non-GAAP provision for (benefit from) income taxes	$157.4	$(3.8)	$265.2	$(5.6)
Income tax benefit associated with intangible asset impairment charges	—	(23.0)	(4.6)	(23.0)
GAAP provision for (benefit from) income taxes	$157.4	$(26.8)	$260.6	$(28.6)

Non-GAAP income (loss) from continuing operations, net of tax	$292.6	$(14.5)	$483.8	$(26.3)
Intangible asset impairment charges	—	(1,188.2)	(23.3)	(1,188.2)
Income tax benefit associated with intangible asset impairment charges	—	23.0	4.6	23.0
GAAP income (loss) from continuing operations, net of tax	$292.6	$(1,179.7)	$465.1	$(1,191.5)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2010	2009	2010	2009

Non-GAAP income (loss) per share from continuing operations	$3.22	$(0.20)	$5.33	$(0.36)
Intangible asset impairment charges per share, net of tax	—	(15.66)	(0.21)	(15.66)
GAAP income (loss) per share from continuing operations	$3.22	$(15.86)	$5.12	$(16.02)

Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements.  When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements.  These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These factors include the impact on revenues and margins of the planned decrease in M-ATV production rates; the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, especially during a global recession and tight credit markets; the duration of the global recession, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than equity market expectations; the expected level and timing of U.S. Department of Defense procurement of products and services and funding thereof; risks related to reductions in government expenditures, the potential for the government to competitively bid the Company’s Army and Marine Corps contracts, the startup of the Family of Medium Tactical Vehicles contract and the uncertainty of government contracts generally; the consequences of financial leverage associated with the JLG acquisition, which could limit the Company’s ability to pursue various opportunities; risks related to the collectability of receivables during a recession, particularly for those businesses with exposure to construction markets; risks related to production delays as a result of the economy’s impact on the Company’s suppliers; the potential for commodity costs to rise sharply, including in a future economic recovery; risks associated with international operations and sales, including foreign currency fluctuations; and the potential for increased costs relating to compliance with changes in laws and regulations.  Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today.  All forward-looking statements speak only as of the date of this press release.  The Company assumes no obligation, and disclaims any obligation, to update information contained in this press release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2010	2009	2010	2009

Net sales	$2,864.2	$1,237.3	$5,298.3	$2,566.0
Cost of sales	2,236.4	1,100.3	4,191.3	2,279.4
Gross income	627.8	137.0	1,107.0	286.6

Operating expenses:
Selling, general and administrative	118.3	95.8	233.1	203.6
Amortization of purchased intangibles	15.2	15.6	30.6	31.8
Intangible asset impairment charges	—	1,188.2	23.3	1,188.2
Total operating expenses	133.5	1,299.6	287.0	1,423.6
Operating income (loss)	494.3	(1,162.6)	820.0	(1,137.0)

Other income (expense):
Interest expense	(45.7)	(41.2)	(96.5)	(85.4)
Interest income	0.5	0.5	1.4	1.7
Miscellaneous, net	1.0	(3.2)	1.2	0.1
	(44.2)	(43.9)	(93.9)	(83.6)
Income (loss) from continuing operations before income taxes and equity in earnings of unconsolidated affiliates	450.1	(1,206.5)	726.1	(1,220.6)
Provision for (benefit from) income taxes	157.4	(26.8)	260.6	(28.6)
Income (loss) from continuing operations before equity in earnings of unconsolidated affiliates	292.7	(1,179.7)	465.5	(1,192.0)
Equity in earnings (losses) of unconsolidated affiliates, net of tax	(0.1)	—	(0.4)	0.5
Income (loss) from continuing operations, net of tax	292.6	(1,179.7)	465.1	(1,191.5)
Discontinued operations, net of tax	—	(12.4)	(2.9)	(21.5)
Net income (loss)	292.6	(1,192.1)	462.2	(1,213.0)
Net loss attributable to the noncontrolling interest	—	0.2	—	0.4
Net income (loss) attributable to Oshkosh Corporation	$292.6	$(1,191.9)	$462.2	$(1,212.6)

OSHKOSH CORPORATION

EARNINGS (LOSS) PER SHARE

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2010	2009	2010	2009

Earnings (loss) per share attributable to Oshkosh Corporation common shareholders-basic
Income (loss) from continuing operations	$3.27	$(15.86)	$5.19	$(16.02)
Discontinued operations	—	(0.16)	(0.03)	(0.28)
Net income (loss)	$3.27	$(16.02)	$5.16	$(16.30)

Earnings (loss) per share attributable to Oshkosh Corporation common shareholders-diluted
Income (loss) from continuing operations	$3.22	$(15.86)	$5.12	$(16.02)
Discontinued operations	—	(0.16)	(0.03)	(0.28)
Net income (loss)	$3.22	$(16.02)	$5.09	$(16.30)

Basic weighted average shares outstanding	89,596,583	74,406,118	89,536,608	74,392,555
Effect of dilutive stock options and incentive compensation awards	1,322,631	—	1,301,505	—
Diluted weighted average shares outstanding	90,919,214	74,406,118	90,838,113	74,392,555

Amounts attributable to Oshkosh Corporation common shareholders (in millions):
Income (loss) from continuing operations, net of tax	$292.6	$(1,179.7)	$465.1	$(1,191.5)
Discontinued operations, net of tax	—	(12.2)	(2.9)	(21.1)
Net income (loss)	$292.6	$(1,191.9)	$462.2	$(1,212.6)

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	March 31,	September 30,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$844.9	$530.4
Receivables, net	788.4	563.8
Inventories, net	851.7	789.7
Deferred income taxes	86.3	75.5
Other current assets	52.6	183.8
Total current assets	2,623.9	2,143.2
Investment in unconsolidated affiliates	34.4	37.3
Property, plant and equipment:
Property, plant and equipment	778.8	763.4
Accumulated depreciation	(384.4)	(353.2)
Property, plant and equipment, net	394.4	410.2
Goodwill	1,044.5	1,077.3
Purchased intangible assets, net	924.8	967.8
Other long-term assets	144.3	132.2
Total assets	$5,166.3	$4,768.0

LIABILITIES AND EQUITY
Current liabilities:
Revolving credit facility and current maturities of long-term debt	$0.9	$15.0
Accounts payable	979.9	555.8
Customer advances	636.0	731.9
Payroll-related obligations	90.2	74.5
Income taxes payable	15.0	3.1
Accrued warranty	81.7	72.8
Other current liabilities	232.0	205.5
Total current liabilities	2,035.7	1,658.6
Long-term debt, less current maturities	1,615.4	2,023.2
Deferred income taxes	229.2	239.6
Other long-term liabilities	321.3	330.3
Commitments and contingencies
Equity:
Oshkosh Corporation shareholders’ equity	964.7	514.1
Noncontrolling interest	—	2.2
Total equity	964.7	516.3
Total liabilities and equity	$5,166.3	$4,768.0

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Six Months Ended
	March 31,
	2010	2009
Operating activities:
Net income (loss)	$462.2	$(1,213.0)
Non-cash asset impairment charges	23.3	1,197.8
Loss on sale of discontinued operations, net of tax	2.9	—
Depreciation and amortization	80.8	76.1
Other non-cash adjustments	(15.4)	(15.6)
Changes in operating assets and liabilities	211.5	279.1
Net cash provided by operating activities	765.3	324.4

Investing activities:
Additions to property, plant and equipment	(34.4)	(14.6)
Additions to equipment held for rental	(3.5)	(2.2)
Proceeds from sale of property, plant and equipment	0.5	3.8
Proceeds from sale of equipment held for rental	6.0	3.5
Other investing activities	0.8	(1.2)
Net cash used by investing activities	(30.6)	(10.7)

Financing activities:
Repayment of long-term debt	(907.0)	(213.5)
Proceeds from issuance of long-term debt	500.0	—
Net repayments under revolving credit facility	—	(40.3)
Debt issuance costs	(10.8)	(20.0)
Dividends paid	—	(14.9)
Other financing activities	4.2	—
Net cash used by financing activities	(413.6)	(288.7)

Effect of exchange rate changes on cash	(6.6)	(5.5)
Increase in cash and cash equivalents	314.5	19.5
Cash and cash equivalents at beginning of period	530.4	88.2
Cash and cash equivalents at end of period	$844.9	$107.7

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
Net sales:
Defense	$2,270.2	$590.2	$4,129.9	$1,134.0
Access equipment	990.1	249.2	1,718.1	617.6
Fire & emergency	234.2	282.8	485.1	548.2
Commercial	145.9	140.7	301.0	321.1
Intersegment eliminations	(776.2)	(25.6)	(1,335.8)	(54.9)
Consolidated	$2,864.2	$1,237.3	$5,298.3	$2,566.0

Operating income (loss):
Defense	$452.8	$75.0	$792.5	$148.7
Access equipment	46.1	(941.6)	59.6	(988.7)
Fire & emergency	19.0	(86.1)	16.8	(66.8)
Commercial	1.4	(190.2)	4.5	(189.6)
Corporate	(23.8)	(19.9)	(48.2)	(41.2)
Intersegment eliminations	(1.2)	0.2	(5.2)	0.6
Consolidated	$494.3	$(1,162.6)	$820.0	$(1,137.0)

	March 31,
	2010	2009
Period-end backlog:
Defense	$4,281.3	$2,422.5
Access equipment	191.8	98.5
Fire & emergency	512.0	680.4
Commercial	99.5	132.1
Consolidated	$5,084.6	$3,333.5

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